Ex 99.1

Delek US Holdings Announces Addition to Board of Directors

BRENTWOOD, Tenn., February 25, 2019 -- Delek US Holdings, Inc. (the “Company”) (NYSE: DK) today announced the appointment of Vicky Sutil to the Board of Directors effective February 19, 2019.

“We are pleased to welcome Vicky to our board. Her experience in the refining and midstream industries, with a background that includes marketing, operations, financial management and business development, will provide us with invaluable insights and further enhance our growth strategy,” said Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US Holdings.

Ms. Sutil has over 30 years of experience in the petroleum and refining industry. She is currently working with SK E&P Company focusing on strategic planning. She worked with California Resources as vice president of commercial analysis for CRC Marketing, Inc. from 2014 to 2016. From 2000 to 2014 she worked with Occidental Petroleum Corporation in different capacities including roles in corporate development and financial planning.  Ms. Sutil also served as Occidental’s representative on the Board of Plains All American Pipeline from 2010 to 2015 and on the Board of Plains GP Holdings, L.P. from 2013 to 2015. She began her career with Mobil Oil Corporation and also worked with Arco Products Company

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day. The logistics operations primarily consist of Delek Logistics Partners, LP. Delek US Holdings, Inc. and its affiliates own approximately 63% (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 280 convenience stores in central and west Texas and New Mexico.

U.S. Investor Contact:
Keith Johnson
Vice President of Investor Relations
Delek US Holdings, Inc.
615-435-1366

Media/Public Affairs Contact:
Michael P. Ralsky
Vice President - Government Affairs, Public Affairs & Communications
615-435-1407

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